AGENCY AGREEMENT

THIS AGREEMENT dated as of May 18, 2005 is made

AMONG

MIGENIX INC., 3650 Wesbrook Mall, Vancouver, British Columbia, V6S 2L2

(the “Issuer”);

AND

CANACCORD CAPITAL CORPORATION, 2200-609 Granville Street, Vancouver, British Columbia, V7Y 1H2

(“Canaccord”);

AND

DUNDEE SECURITIES CORPORATION, 3601-1 Place Ville Marie, Montreal, Quebec, H3B 3P2

(“Dundee”);

AND

OCTAGON CAPITAL CORPORATION, 400-181 University Avenue, Toronto, Ontario  M5H 3M7

(“Octagon”);

AND

PACIFIC INTERNATIONAL SECURITIES INC., 1900-666 Burrard Street, Vancouver, British Columbia, V6C 3N1

(“PI”);

AND

ORION SECURITIES INC., 3100-181 Bay Street, Toronto, Ontario  M5J 2T3

(“Orion”);

(Canaccord, Dundee, Octagon, PI and Orion
are collectively referred to as the “Agents”
and individually referred to as an “Agent”)

WHEREAS:

A.

The Issuer proposes to raise funds for the purposes set forth in the Prospectus (as defined in this Agreement), which is to be filed by the Issuer with the Commissions (as defined in this Agreement) by offering for sale certain of its securities;

B.

The Issuer wishes to appoint the Agents to distribute those securities and the Agents are willing to accept the appointment on the terms and conditions of this Agreement;

THE PARTIES to this Agreement therefore agree:

1.

DEFINITIONS

In this Agreement:

(a)

“Agents’ Fee” means the fee which is set out in Section 9 this Agreement and which is payable by the Issuer to the Agents in consideration of the services performed by the Agents under this Agreement;

(b)

“Agents’ Option” has the meaning set forth in Subsection 6.2;

(c)

“Agents’ Warrants” means the share purchase warrants of the Issuer which will be issued as part of the Agents’ Fee and which have the terms provided in this Agreement and the certificates representing such share purchase warrants;

(d)

“Agents’ Warrant Shares” means any common shares in the capital of the Issuer that may be issued on exercise of the Agents’ Warrants;

(e)

“BVF Participation Right” means the right to participate in this Offering by Biotechnology Value Fund, L.P. described in the Prospectus;

(f)

“Business Day” means a day which is not a Saturday, a Sunday or a statutory, civic or banking holiday in Vancouver, British Columbia;

(g)

“Canadian Applicable Legislation” means the securities acts in the Selling Provinces, the regulations and rules made thereunder, and all administrative policy statements, blanket orders, notices, directions, instruments, forms and rulings issued by the Commissions;

(h)

“Certificates” means the certificates representing the Shares, the Warrants and the Agents’ Warrants;

(i)

“Closing” means the closing of the issue and sale by the Issuer on the Closing Day of the Units;

(j)

“Closing Day” means May 31, 2005 or such other date as agreed to by the Issuer and the Agents, on which the Closing takes place;

(k)

“Closing Time” means 6:00 a.m. (Vancouver time) on the Closing Day, or such other time on the Closing Day, as the Issuer and the Agents may agree;

(l)

“Commissions” means the securities commissions in the Selling Provinces;

(m)

“Directed Selling Efforts” means “directed selling efforts” as defined in Rule 902 of Regulation S;

(n)

“Distribution” means the distribution or sale of the Securities pursuant to this Agreement;

(o)

“Exchange” means the Toronto Stock Exchange;

(p)

“Foreign Private Issuer” means “foreign private issuer” as defined in Rule 405 promulgated under the U.S. Securities Act;

(q)

“Indemnified Party” has the meaning given to it in Subsection 15.1;

(r)

“Material Change” has the meaning defined in the Canadian Applicable Legislation;

(s)

“Material Fact” has the meaning defined in the Canadian Applicable Legislation;

(t)

“Material Subsidiaries” means M&M Holdings Inc. and MIGENIX Corp.;

(u)

“Misrepresentation” has the meaning defined in the Canadian Applicable Legislation;

(v)

“MRRS” means the Mutual Reliance Review System for Prospectuses and Annual Information Forms under National Policy 43-201;

(w)

“Offering” means the offering of Units at the Offering Price;

(x)

“Offering Price” means $0.45 per Unit;

(y)

“Over-Allotment Option” has the meaning set forth in Subsection 6.4;

(z)

“Principal Regulator” means the British Columbia Securities Commission;

(aa)

“Proceeds” means the gross proceeds of the Offering, less:

(i)

that portion of the Agents’ Fee which is payable in cash;

(ii)

the expenses of the Agents in connection with the Offering expenses referred to in section 14 which have not been repaid by the Issuer; and

(iii)

any amount already received by the Issuer.

(bb)

“Prospectus” means the preliminary prospectus and the final prospectus filed or intended to be filed by the Issuer with the Regulatory Authorities in connection with the qualification for Distribution of the Securities in the Selling Provinces and any amendments or supplements to the preliminary prospectus and final prospectus which may be filed with the Regulatory Authorities;

(cc)

“Purchaser” means a purchaser of Units under the Offering

(dd)

“Regulation D” means Regulation D promulgated under the U.S. Securities Act;

(ee)

“Regulation S” means Regulation S promulgated under the U.S. Securities Act;

(ff)

“Regulatory Authorities” means the Commissions and the Exchange;

(gg)

“Securities” means the Shares, the Warrants, the Warrant Shares, the Agents’ Warrants and the Agents’ Warrant Shares;

(hh)

“Selling Provinces” means British Columbia, Alberta, Manitoba, and Ontario;

(ii)

“Shares” means the common shares in the capital of the Issuer to be issued as part of a Unit;

(jj)

“Subsidiaries” means M&M Holdings Inc., MIGENIX Corp. and Micrologix Biotech (USA) Inc.;

(kk)

“Units” means the 11,111,111 units of the Issuer to be offered by the Issuer pursuant to this Agreement having the terms provided in this Agreement and includes the units to be issued upon the exercise of the Agents’ Option and the Over-Allotment Option;

(ll)

“U.S. Accredited Investor” means an institutional accredited investor that satisfies one or more of the criteria set forth in Rule 501(a)(1), (2), (3) or (7) of Regulation D;

(mm)

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended

(nn)

“U.S. Person” means “U.S. person” as defined in Rule 902 of Regulation S;

(oo)

“U.S. Placement Memorandum” means a private placement memorandum incorporating the Prospectus prepared for use in connection with the offering for sale of Units to certain persons in the United States;

(pp)

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(qq)

 “Warrant Indenture” means the indenture governing the terms of the Warrants;

(rr)

“Warrants” means the transferable share purchase warrants of the Issuer which will be issued as part of the Units and which have the terms provided in this Agreement and in the Warrant Indenture; and

(ss)

“Warrant Shares” means the previously unissued common shares in the capital of the Issuer, as presently constituted, which will be issued upon the exercise of the Warrants.

2.

APPOINTMENT OF AGENTS

2.1

The Issuer hereby appoints the Agents as the Issuer’s sole and exclusive agents to effect the Offering and the Agents agree severally, but not jointly and severally, to act, as the Issuer’s agents for such purpose.  The Agents agree to use commercially reasonable efforts to offer the Units for sale, as agents of the Issuer, directly and through their respective affiliates, in the manner contemplated by and subject to the terms and conditions of this Agreement, to Purchasers.  The Agents may also offer the Units in the United States or to, or for the benefit or account of, U.S. Persons on a basis exempt from the registration requirements of the U.S. Securities Act pursuant to Rule 506 of Regulation D or Section 4(2) of the U.S. Securities Act and subject to the terms of this Agreement and the U.S. Placement Memorandum and elsewhere on a basis exempt from any prospectus or similar disclosure requirements of applicable securities legislation, all in the manner contemplated by this Agreement.

2.2

The Agents may form a sub-agency group or otherwise engage one or more sub-agents who will be qualified investment dealers or brokers in the applicable jurisdiction, and may determine the percentage fee payable to such sub-agents, which fee will be paid by the Agents out of the Agents’ Fee.

2.3

Except as otherwise specifically provided in this Agreement, the rights and obligations of the Agents will be divided in the proportions in which the Agents participate in the Offering as follows:

Canaccord	60%
Dundee	15%
Octagon	10%
PI	9%
Orion	6%

2.4

This Agreement will be construed in relation to each Agent as if separate agreements had been made between the Issuer and each Agent.

2.5

The rights and obligations of the Agents under this Agreement, including but not limited to the right and obligation to offer the Units and the entitlement to the Agents’ Fee, will be several (as distinguished from joint) rights and obligations for each Agent.

3.

THE UNITS

Each Unit will consist of one Share and one-half of one Warrant and the Shares and Warrants will be issued and registered in accordance with instructions received from Canaccord at least 48 hours prior to the Closing.

4.

WARRANTS

4.1

The right to purchase a Warrant Share under a Warrant may be exercised at any time until the close of business on the day which is three years from the Closing Day.

4.2

One whole Warrant will entitle the holder, on exercise, to purchase one Warrant Share at a price of $0.55 per Warrant Share.

4.3

The Warrant Indenture will, among other things, include provisions for the appropriate adjustment in the class, number and price of the Warrant Shares issued upon exercise of the Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the Issuer’s common shares, the payment of stock dividends and the amalgamation of the Issuer.

4.4

The issue of the Warrants will not restrict or prevent the Issuer from obtaining any other financing, or from issuing additional securities or rights, whether during the period within which the Warrants may be exercised or otherwise.

5.

FILING OF PROSPECTUS

5.1

The Issuer will cause the Prospectus to be filed with the Regulatory Authorities, will deliver all necessary copies of the Prospectus to the Regulatory Authorities and will use its commercially reasonable efforts to have the Prospectus accepted by the Regulatory Authorities.

5.2

The Issuer will provide the Agents with as many copies of the Prospectus as the Agents reasonably requests.

5.3

Delivery of the Prospectus and any amendment thereto shall constitute a representation and warranty by the Issuer to the Agents that all information and statements (except information and statements relating solely to the Agents) contained in the Prospectus and any amendment thereto are true and correct in all material respects at the time of delivery thereof and contain no Misrepresentations and constitute full, true and plain disclosure of all Material Facts relating to the Issuer and the Securities and that no Material Fact or material information has been omitted therefrom (except facts and information relating solely to the Agents) which is required to be stated therein or is necessary to make statements of information contained therein not misleading in light of the circumstances under which they were made.  Such delivery shall also constitute the Issuer’s consent to the Agents’ use of the Prospectus, any amendment thereto and any other documents supplied to the Agents by the Issuer for the purpose of the sale of Units in compliance herewith and with the Canadian Applicable Legislation.

6.

LISTING APPLICATION, AGENTS’ OPTION AND OVER-ALLOTMENT OPTION

6.1

Prior to the Closing Day, the Issuer will make application to list the Shares, the Warrant Shares and the Agents’ Warrant Shares on the Exchange and conditional approval of such application must be obtained from the Exchange prior to the Closing Time.

6.2

The Agents may solicit and accept subscriptions for up to an additional 6,666,667 Units (the “Agents’ Option”).

6.3

On receipt of notice in writing from the Agents given at least 48 hours prior to the Closing specifying the number of Units subscribed for pursuant to the Agents’ Option and the registration instructions for same, the Issuer will issue and deliver at the direction of the Agents on the Closing Day, at the Offering Price, the number of Units subject to the Agents’ Option.

6.4

The Agents may also solicit and accept subscriptions for additional Units up to a maximum of 15% of the number of Units sold in the Offering, including those Units sold under the Agents’ Option (the “Over-Allotment Option”).

6.5

The number of additional Units subject to the Over-Allotment Option will be the lesser of 15% of the Offering or the actual number of additional Units for which subscriptions have been received.

6.6

On receipt of notice in writing from the Agents given within 30 calendar days of the Closing Day specifying the number of Units subscribed for pursuant to the Over-Allotment Option and the registration instructions for same, the Issuer will issue and deliver at the direction of the Agents within three business days of receiving such notice, at the Offering Price, the number of Units subject to the Over-Allotment Option.

6.7

Nothing in this Agreement will prevent the Agents from purchasing additional Shares on the Exchange and additional Warrants from Purchasers in order to fill subscriptions for additional Units.

6.8

Whether or not specifically contemplated in this Agreement, all provisions of this Agreement shall apply in the same manner and upon the same terms and conditions in respect of the offer and distribution of any Units pursuant to the Over-Allotment Option as would apply to the purchase of the Units pursuant to the Offering, and any steps to be taken or conditions to be satisfied at the Closing of the offer and distribution of Units pursuant to the Over-Allotment Option shall be the same as those steps to be taken or conditions to be satisfied at Closing of the offer and distribution of the Units pursuant to the Offering.

7.

PRIVATE PLACEMENT IN THE UNITED STATES

7.1

Offering by Agents in the United States

The Agents acknowledge that the Units have not been registered under the U.S. Securities Act or the securities laws of any state and may not be offered or sold, with respect to offers and sales in the United States or to or for the benefit or account of U.S. Persons, except in compliance with Rule 506 of Regulation D and applicable state securities laws.  Accordingly, each Agent represents, warrants and covenants to the Issuer that, with respect to each offer or sale of Units in the United States to or for the benefit or account of U.S. Persons, it has offered and sold, and will offer and sell, the Units only in the following manner:

(a)

it will offer the Units in the United States only through a broker dealer registered pursuant to Section 15(b) of the U.S. Exchange Act and in good standing with the

National Association of Securities Dealers Inc. (“U.S. Affiliate”), solely to U.S. Accredited Investors, and only in states of the United States where such broker-dealer is registered, or otherwise exempt from registration;

(b)

no form of general solicitation or general advertising (as those terms are used in Regulation D) or any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act has been or will be used by the Agent, its affiliates or anyone acting on its or their behalf, including advertisements, articles, notices or other communications published in any newspaper, magazine, or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Units in the United States to or for the benefit or account of U.S. Persons;

(c)

any offer, sale or solicitation of an offer to buy Units that has been made or will be made to or for the benefit or account of U.S. Persons was or will be made only to U.S. Accredited Investors, and in transactions that are exempt from registration under applicable state securities laws;

(d)

all offers of Units in the United States or to or for the benefit or account of a U.S. Person have been and will be made through the U.S. Affiliate in accordance with all applicable U.S. broker dealer requirements and all sales of the Units in the United States or to or for the benefit or account of a U.S. Person will be made by the Issuer to U.S. Accredited Investors designated by the U.S. Affiliate or by the Agent acting through the U.S. Affiliate;

(e)

immediately prior to soliciting any Purchaser that is in the United States or a U.S. Person or that is purchasing for the benefit or account of a U.S. Person, the Agent, the U.S. Affiliate, their respective affiliates, and any person acting on its or their behalf had reasonable grounds to believe and did believe that each such Purchaser was a U.S. Accredited Investor, and at the time of completion of each sale to or for the benefit or account of a U.S. Person or a person in the United States, the Agent, the U.S. Affiliate, their respective affiliates, and any person acting on its or their behalf will have reasonable grounds to believe and will believe, that each Purchaser designated by such Agent or the U.S. Affiliate to purchase Units from the Issuer is a U.S. Accredited Investor;

(f)

each Purchaser that is in the United States or a U.S. Person, or purchasing for the benefit or account of a U.S. Person shall be provided, prior to time of purchase of any Units, with a copy of the U.S. Placement Memorandum attached to a copy of the Prospectus and no other written material will be used in connection with the offer or sale of the Units in the United States;

(g)

on the Closing Day, the Agent together with the U.S. Affiliate, will provide a certificate, substantially in the form of Appendix I, relating to the manner of the offer and sale of the Units in the United States and to, or for the benefit or account of, U.S. Persons or a written confirmation that it did not sell any Units in the United States to, or for the benefit or account of, U.S. Persons or arrange for any

Purchasers that are in the United States or are U.S. Persons or purchasing for the benefit or account of a U.S. Person;

(h)

it will inform, and cause its U.S. Affiliate to inform, all U.S. Persons or Purchasers of the Units in the United States that the Units and the securities underlying the Units have not been and will not be registered under the U.S. Securities Act and are being sold to them without registration under the U.S. Securities Act in reliance on Rule 506 of Regulation D;

(i)

neither the Agent, its affiliates or any person acting on its behalf has taken or will take, directly or indirectly, any action in violation of Regulation M under the U.S. Exchange Act in connection with the offer and sale of the Units;

(j)

prior to completion of any sale of Units in the United States or to or for the account or benefit of a U.S. Person, the Agent will cause each such Purchaser of Units to execute an agreement in the form agreed upon by the Agents and the Issuer; and

(k)

the Agent will give the Issuer reasonable notice of the U.S. jurisdictions in which it proposes to offer and sell the Units, so as to assist the Issuer in satisfying its obligations under Paragraph 7.2(g) and to permit the Issuer to timely submit any and all filings required by the U.S. Securities Act and applicable state laws; and

(l)

the representations and warranties and covenants of the Agents contained in this Section 7 shall be true and correct as of the Closing, with the same force and effect as if then made by the Agents.

7.2

Representations of the Issuer Regarding U.S. Law

The Issuer represents, warrants, covenants and agrees that:

(a)

the Issuer is, and at the Closing Day will be, a Foreign Private Issuer with no “substantial U.S. market interest” (as that term is defined in Regulation S) in any of the Securities;

(b)

it is not, and as a result of the sale of the Securities will not be, and agrees to use its reasonable best efforts not to become, at any time prior to the expiration of three years after the Closing Day, an “investment company” as defined in the United States Investment Company Act of 1940, as amended;

(c)

during the period in which the Units are offered for sale or during the term of the Warrants and Agents’ Warrants neither it nor any of its affiliates, nor any person acting on its or their behalf (other than the Agents, their respective affiliates or any person acting on their behalf, in respect of which no representation is made) has made or will make any Directed Selling Efforts in the United States with respect to any of the Securities (including without limitations the Warrant Shares), or has taken or will take any action that would cause the exemption from registration under Section 4(2) of the U.S. Securities Act, Rule 506 of Regulation D or Regulation S to be unavailable for offers and sales of the Securities;

(d)

none of the Issuer, any of its affiliates or any person acting on its or their behalf (other than the Agents, their respective affiliates or any person acting on their behalf, in respect of which no representation is made) has offered or will offer to sell, or has solicited or will solicit offers to buy, any of the Securities in the United States by means of any form of general solicitation or general advertising, which includes any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, or in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act;

(e)

the Issuer has not, for a period of six months prior to the commencement of the offering of Securities, sold, offered for sale or solicited any offer to buy any of its securities and will not sell, offer for sale or solicit any offer to buy any of its securities, in a manner that would be integrated with the offer and sale of the Securities and would cause the exemptions from registration set forth in Rule 506 of Regulation D to become unavailable with respect to the offer and sale of the Units in the United States or to, or for the benefit or account of, U.S. Persons;

(f)

neither the Issuer nor any of its predecessors or affiliates has been subject to any order, judgment, or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failure to comply with Rule 503 of Regulation D;

(g)

the Issuer covenants and agrees with the Agents to execute or procure the execution of all documents and to use its reasonable best efforts to take or cause to be taken both before and after the Closing Day, all such steps as may be reasonably necessary or desirable to establish, to the satisfaction of counsel for the Agents and counsel for the Issuer, any and all legal requirements to enable the Agents to offer the Units for sale in the United States under Rule 506 of Regulation D in accordance with this Agreement and the applicable exemption from registration under the securities laws of the United States; and

(h)

except with respect to offers or sales of Units to U.S. Accredited Investors in reliance upon an exemption from registration under Rule 506 of Regulation D, neither the Issuer nor any of its affiliates, nor any person acting on their behalf (other than the Agents, the U.S. Affiliate, their respective affiliates or any person acting on their behalf, in respect of which no representation is made), has made or will make:

(i)

any offer to sell, or any solicitation of an offer to buy, any Units to or for the benefit or account of a U.S. Person, or a person in the United States; or

(i)

any sale of Units unless, at the time the buy order was or will have been originated, the purchaser is:

(A)

outside the United States and not a U.S. Person, or purchasing the Units for the benefit or account of a U.S. Person or person in the United States; or

(B)

the Issuer, its affiliates, and any person acting on their behalf reasonably believe that the purchaser is outside the United States.

7.3

Undertakings in Compliance with Regulation S

Except as otherwise provided in this Section 7, the Agents agree with the Issuer that with respect to each offer and sale of the Units they will offer the Units only in accordance with Rule 903 of Regulation S and accordingly neither the Agents, their affiliates, nor any person acting on their behalf has made or will make (except as permitted by Subsection 7.1):

(a)

any offer to sell, or any solicitation of an offer to buy, Units to any U.S. Person, to any person purchasing for the benefit or account of a U.S. Person, or any person in the United States;

(b)

any sale of Units unless, at the time the buy order was or will have been originated the Purchaser is

(i)

outside the United States and not a U.S. Person, or purchasing for the benefit or account of a U.S. Person or person in the United States; or

(ii)

the Agents, their affiliates and any person acting on their behalf reasonably believe that the Purchaser is outside the United States and not a U.S. Person, or purchasing for the benefit or account of a U.S. Person or person in the United States; nor

(c)

any Directed Selling Efforts in the United States with respect to the Units or any of the Securities.

8.

CONDITIONS

8.1

The Agents’ obligations hereunder shall be subject to the accuracy of the representations and warranties of the Issuer contained in this Agreement as of the date of this Agreement and as of the Closing Day, the performance by the Issuer of its obligations under this Agreement and the following conditions:

(a)

the Agents shall have received at the Closing Time a comfort letter from the auditor of the Issuer, dated as of the date of the Prospectus and addressed to the Agents and their counsel, relating to the accuracy of the financial statements forming part of the Prospectus and the accuracy of the financial, numerical, accounting and certain other information disclosed in the Prospectus;

(b)

the Agents shall have received at the Closing Time a letter from the Exchange advising the Issuer that conditional approval of the listing of the Shares, the Warrant Shares and Agents’ Warrant Shares has been granted by the Exchange;

(c)

the Agents shall have received at the Closing Time an opinion of Canadian counsel for the Issuer, dated as of the Closing Day and addressed to the Agents and their counsel, relating to any legal matter in connection with the Issuer, its Material Subsidiaries and the creation, issuance and sale of the Securities for which the Agents may reasonably request an opinion;

(d)

the Agents shall have received at the Closing Time an opinion of intellectual property counsel for the Issuer, dated as of the Closing Day and addressed to the Agents and their counsel, in form and substance satisfactory to the Agents, relating to patent matters and related disclosure in the Prospectus;

(e)

the Agents shall have received at the Closing Time an opinion of the Issuer’s U.S. Counsel, Dorsey & Whitney LLP, dated as of the Closing Day with respect to the offer and sale of Units to U.S. Persons in the manner contemplated in this Agreement not requiring registration under the U. S. Securities Act;

(f)

the Agents shall have received at the Closing Time a certificate of the Issuer (the “Officers’ Certificate”), dated as of the Closing Day and signed by the chief executive officer and chief financial officer of the Issuer or such other officers approved by the Agents, certifying certain facts relating to the Issuer and its affairs to the effect that:

(i)

the representations and warranties of the Issuer contained in this Agreement, and in any certificate of the Issuer delivered pursuant hereto or in connection herewith, are true and correct in all material respects as of the Closing Day with the same force and effect as if made at and as of the Closing Day after giving effect to the transactions contemplated hereby;

(ii)

the Issuer has duly complied in all material respects with all of the covenants of the Issuer contained in this Agreement and satisfied all the conditions contained in this Agreement on its part to be performed or satisfied at or prior to the Closing Day;

(iii)

no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Shares has been issued and no proceedings for that purpose have been instituted or are pending or are, to their knowledge, contemplated or threatened under the Canadian Applicable Legislation or any other regulatory authority; and

(iv)

each such officer has carefully examined the Prospectus and, since the respective dates as of which information is given in the Prospectus, neither the Issuer nor any of the Subsidiaries has incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise) or entered into any transaction not in the ordinary course of business; there has been no Material Change in the assets, financial position, business or results of operations of the Issuer or any of the Subsidiaries and, to the best of their knowledge and information, there has occurred no event and exists no state of facts that, under the Canadian Applicable Legislation and the terms of this Agreement, is required to be set forth in an amendment to the Prospectus that has not been so set forth;

(g)

compliance by the Issuer with its obligations under this Agreement, including delivery by the Issuer to the Agents of each of the documents set forth in section 8 by the times and dates therein stated;

(h)

the Agents not having exercised their right to terminate this Agreement pursuant to section 12; and

(i)

any other certificates, comfort letters or opinions in connection with any matter related to the Offering which are reasonably requested by the Agents or their counsel.

8.2

The Issuer agrees with the Agents to use its best efforts to procure satisfaction of the conditions contained in this Section 8 by the times and dates stated therein.  Any condition (other than those in Subsections 8.1(b) and 8.1(i)) may be waived, in whole or in part, and the time of satisfaction of any condition may be extended, by the Agents (acting in their absolute discretion and without any obligation to make any such waiver or extension) by written notice to the Issuer.

8.3

If any condition is not satisfied in all respects or (where applicable) waived by the Agents or becomes incapable of being satisfied (and is not so waived) by the required time (or such later time as the Agents and the Issuer may agree but in any event not later than 4:30 p.m. (Vancouver time) on the date which is 90 days following the date on which an MRRS decision document is obtained for the Final Prospectus), the obligations of the Agents under this Agreement shall cease and determine and no party shall have any claim against the others for costs, damages, compensation or otherwise except in respect of a breach by any party of the terms of this Agreement. In the event of such termination, the provisions of Sections 8.3, 13, 14, 15 and 17 - 26 shall remain in full force and effect and for the avoidance of doubt the Issuer shall pay to the Agents the costs, charges and expenses referred to in section 14.

9.

AGENTS’ FEE

9.1

In consideration of the services performed by the Agents under this Agreement, the Issuer agrees to:

(a)

pay the Agents a commission of 7.5% of the Offering Price per Unit sold,  including Units sold pursuant to the Agents’ Option, the BVF Participation Right and previously unissued Units sold pursuant to the Over-Allotment Option whether purchased by the Agents for their own account or for their clients payable in lawful Canadian currency; and

(b)

issue Agents’ Warrants to the Agents or to members of its selling group as directed by the Agents entitling the Agents to purchase Agent’s Warrant Shares equal to 7.5% of the number of Units sold, including Units sold pursuant to the Agents’ Option, the BVF Participation Right and including previously unissued Units sold pursuant to the Over-Allotment Option.

9.2

One Agents’ Warrant will entitle the holder to purchase one common share of the Issuer.

9.3

The right to purchase Agents’ Warrant Shares under the Agents’ Warrants may be exercised at anytime up to the close of business three years from the  Closing Day at a price of $0.45 per Agents’ Warrant.

9.4

The Agents’ Warrants will be represented by certificates and the terms governing the Agents’ Warrants will include, among other things, provisions for the appropriate adjustment in the class, number and price of the Agents’ Warrant Shares upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the shares, the payment of stock dividends or the amalgamation of the Issuer.

9.5

The issue of the Agents’ Warrants will not restrict or prevent the Issuer from obtaining any other financing, or from issuing additional securities or rights, whether during the period within which the Agents’ Warrants are exercisable or otherwise.

9.6

The Agents acknowledge and agree that the Agents’ Warrants and Agents’ Warrant Shares have not been and will not be registered under the U.S. Securities Act or any state securities laws and may not be offered or sold in the United States unless an exemption from registration is available, and no Agent shall offer, sell or transfer Agents’ Warrants or Agents’ Warrant Shares except outside the United States in compliance with Rule 903 or Rule 904 of Regulation S (if available) or within the United States in compliance with an exemption from registration under the U.S. Securities Act and applicable state securities laws.

10.

CLOSING

10.1

The Closing will take place on the Closing Day.

10.2

On Closing the Issuer will deliver the Certificates to the Agents, in accordance with the Agents’ instructions, against payment of the Proceeds.

10.3

If the Issuer has satisfied all of its obligations under this Agreement, on Closing, the Agents will pay the Proceeds to the Issuer, against delivery of the Certificates.

10.4

The obligation of the Agents to pay the Proceeds to the Issuer shall be subject to the following conditions precedent:

(a)

the Issuer shall have performed or complied with each covenant and obligation herein provided on its part to be performed or complied with including the deliveries contemplated under Section 8;

(b)

the Agents, in their sole discretion, acting reasonably are satisfied with their due diligence of the Issuer, its business and its management;

(c)

each of the representations and warranties of the Issuer herein shall continue to be true, and the Officers’ Certificate shall contain certification to that effect; and

(d)

the Issuer shall have, to the satisfaction of the Agents’ counsel, taken or caused to be taken all steps and proceedings which may be requisite under the Canadian

Applicable Legislation to qualify the Distribution of the Units to the public in the Selling Provinces through registrants who have complied with the provision of the Canadian Applicable Legislation, including the filing and the obtaining of MRRS decision documents for the preliminary and final Prospectus.

11.

MATERIAL CHANGES

11.1

If, after the Prospectus is filed with the Regulatory Authorities but before the conclusion of the Distribution, a Material Change or change in a Material Fact occurs in the affairs of the Issuer, the Issuer will:

(a)

notify the Agents promptly, in writing, with full particulars of the change;

(b)

file with the Regulatory Authorities as soon as practicable, and in any event no later than 10 days after the change occurs, an amendment to the Prospectus in a form acceptable to the Agents disclosing the material change;

(c)

provide as many copies of that amendment to the Agents as the Agents may reasonably request; and

(d)

issue such press release as may be required by Canadian Applicable Legislation, after, where practicable, consultation with the Agents.

11.2

The Issuer shall in good faith discuss with the Agents any fact or change in circumstances (actual and anticipated, contemplated or threatened, whether financial or otherwise) which is of such a nature that there is reasonable doubt as to whether notice in writing need be given to the Agents pursuant to the previous Subsection.

12.

TERMINATION

12.1

The Agents may, acting through Canaccord, terminate their obligations under this Agreement by notice in writing to the Issuer at any time before the Closing if:

(a)

there should develop, occur or come into effect or existence any event, action, state condition or occurrence of national or international consequence or any action, governmental law or regulation, enquiry or other occurrence, whether in any financial market or otherwise, of any nature whatsoever which, in the sole opinion of the Agents, materially adversely affects or may materially adversely affect the marketability of the Units or the business of the Issuer, or the Agents, acting reasonably, have determined for any reason that it is not or no longer practicable to profitably market the Units;

(b)

an adverse Material Change or change in a Material Fact relating to any of the Securities occurs or is announced by the Issuer;

(c)

there should occur or be announced by the Issuer any material change or significant change or a change in any material fact contemplated by section 11 which results or, in the sole opinion of the Agents, might reasonably be expected to result, in the Purchasers of a material number of Units exercising their right under applicable legislation to withdraw from their purchase of Units or, in the sole opinion of the Agents, might reasonably be expected to have a significant adverse effect on the market price or value of the Units;

(d)

the Units cannot, in the opinion of the Agents, be marketed due to the state of the financial markets, or the market for the Units in particular;

(e)

an enquiry or investigation (whether formal or informal) in relation to the Issuer, or the Issuer’s directors, officers or promoters, is commenced or threatened by an officer or official of any competent authority;

(f)

any order to cease trading (including communicating with persons in order to obtain expressions of interest) in the securities of the Issuer is made by a competent regulatory authority and that order is still in effect;

(g)

the Issuer is in breach of any term of this Agreement;

(h)

it comes to the knowledge of the Agents that any of the representations and warranties in this Agreement of the Issuer was untrue or inaccurate or misleading when made or that any of the representations and warranties in this Agreement of the Issuer has ceased to be true or accurate or has become misleading by reference to the facts and circumstances from time to time subsisting.

12.2

If the Agents exercise their right to terminate this Agreement, then the Issuer will promptly issue a press release setting out particulars of the termination.

12.3

The Agents, at their sole discretion, may terminate this Agreement in writing if an MRRS decision document for the final Prospectus is not issued by the Principal Regulator within 60 days of the reference date of this Agreement.

12.4

In the event of any termination pursuant Subsection 12.1, Subsection 8.3 shall apply.

13.

WARRANTIES, REPRESENTATIONS AND COVENANTS

13.1

The Issuer warrants and represents to the Agents that:

(a)

the Issuer and the Subsidiaries are valid and subsisting corporations duly incorporated and in good standing under the laws of the jurisdictions in which they are incorporated, continued or amalgamated;

(b)

the Issuer and the Subsidiaries are duly registered and licenced to carry on business or own property in the jurisdictions in which they carry on business or own property where so required by the laws of that jurisdiction;

(c)

the authorized and issued capital of the Issuer is as disclosed in the Prospectus and the issued and outstanding common shares of the Issuer are fully paid and non-assessable;

(d)

the Issuer will reserve or set aside sufficient common shares in its treasury to issue the Shares, the Warrant Shares and Agents’ Warrant Shares;

(e)

except as qualified by the Prospectus, the Issuer is the beneficial owner of the properties, business and assets or the interests in the properties, business or assets referred to in the Prospectus; all agreements by which the Issuer holds an interest in a property, business or asset are in good standing according to their terms, and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated;

(f)

the Prospectus will contain full, true and plain disclosure of all Material Facts in relation to the Issuer, the Subsidiaries, its business and its securities, will contain no Misrepresentations, will be accurate in all material respects and will omit no fact, the omission of which will make such representations misleading or incorrect;

(g)

the financial statements of the Issuer which form part of the Prospectus have been prepared in accordance with Canadian generally accepted accounting principles, accurately reflect the financial position and all material liabilities (accrued, absolute, contingent or otherwise) of the Issuer and the Subsidiaries as at the date of the financial statements and there have been no adverse material changes in the financial position of the Issuer since that date, except as fully and plainly disclosed in the Prospectus;

(h)

the Issuer has complied and will comply fully with the requirements of all applicable corporate and securities laws and administrative policies and directions, including, without limitation, Canadian Applicable Legislation and its regulations and the Business Corporations Act (British Columbia) in relation to the issue and trading of its securities and in all matters relating to the Offering;

(i)

the issue and sale of the Securities by the Issuer does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which the Issuer is a party;

(j)

except as disclosed in the Prospectus, neither the Issuer or the Subsidiaries is a party to any actions, suits or proceedings which could materially affect its business or financial condition, and no such actions, suits or proceedings are contemplated or have been threatened;

(k)

there are no judgments against the Issuer or any of the Subsidiaries which are unsatisfied, nor are there any consent decrees or injunctions to which the Issuer or any of the Subsidiaries is subject;

(l)

this Agreement has been duly authorized by all necessary corporate action on the part of the Issuer and the Issuer has full corporate power and authority to undertake the Offering;

(m)

the Issuer is a reporting issuer in each of the Selling Provinces;

(n)

the Issuer is not currently in default of any requirement under Canadian Applicable Legislation and is not included in a list of defaulting issuers maintained by any of the Commissions;

(o)

there is not presently, and will not be until the conclusion of the Distribution, any Material Change or change in any Material Fact relating to the Issuer which has not been or will not be fully disclosed in the Prospectus;

(p)

no order ceasing, halting or suspending trading in securities of the Issuer nor prohibiting the sale of such securities has been issued to and is outstanding against the Issuer or, to the best of the Issuer’s knowledge, its directors, officers or promoters or against any other companies that have common directors, officers or promoters and no investigations or proceedings for such purposes are pending or threatened;

(q)

except as disclosed in the Prospectus, no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming such a right, agreement or option, for the issue or allotment of any unissued shares in the capital of the Issuer or the Subsidiaries or any other security convertible into or exchangeable for any such shares, or to require the Issuer or the Subsidiaries to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its capital;

(r)

the Issuer and the Subsidiaries have filed all federal, provincial, local and foreign tax returns which are required to be filed, or have requested extensions thereof, and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for such assessments, fines and penalties which are currently being contested in good faith;

(s)

the Issuer and the Subsidiaries have established on their books and records reserves which are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Issuer or the Subsidiaries except for taxes not yet due, and there are no audits of any of the tax returns of the Issuer or the Subsidiaries which are known by the Issuer’s management to be pending, and there are no claims which have been or may be asserted relating to any such tax returns which, if determined adversely, would result in the assertion by any governmental agency of any deficiency which would have a material adverse effect on the properties, business or assets of the Issuer or the Subsidiaries;

(t)

the Issuer owns or possesses adequate rights to use all material patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and other intellectual property necessary for the business of the Issuer now conducted and proposed to be conducted, without any conflict with or infringement of the rights of others;

(u)

the Issuer has received no communication alleging that the Issuer has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity;

(v)

neither the execution or delivery of this Agreement nor the carrying on of the business of the Issuer by the employees of the Issuer, nor the conduct of the business of the Issuer will conflict with or result in a breach of the terms, conditions, or provisions of or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated;

(w)

other than the Agents, no person, firm or company acting or purporting to act at the request of the Issuer is entitled to any brokerage, agency or finder’s fee in connection with the transactions described herein;

(x)

the Issuer has filed all documents required to be filed under the continuous disclosure provisions of Canadian Applicable Legislation, including an annual information form, material change reports, press releases, financial statements, management discussion and analysis and all such documents did not contain any Misrepresentations as of the date they were issued or filed, as the case may be;

(y)

to the best of the Issuer’s knowledge having made due enquiries of the directors, the details concerning each of the directors provided to the Agents in their directors’ and officers’ questionnaires are true and accurate in all respects and there is nothing concerning any of the directors which is not contained in such directors’ and officers’ questionnaires provided to the Agent which is or might reasonably by expected to be material to be known to the Agents in connection with the Offering;

(z)

the warranties and representations in this Subsection are true and correct and will remain so as of the conclusion of the distribution under the Prospectus.

13.2

The Issuer covenants with the Agents that the Issuer will not issue or announce the issuance of any common shares of the Issuer or any securities convertible into or exchangeable for or exercisable to acquire common shares of the Issuer without the prior written consent of the Canaccord, such consent to not be unreasonably withheld, during the period ending 90 days after the Closing Day, other than pursuant to:

(a)

presently outstanding rights to acquire common shares, including options, warrants and other exchangeable or convertible securities outstanding as of the date hereof;

(b)

options or shares granted to officers, directors or employees of the Issuer or any subsidiary thereof pursuant to existing stock option and stock ownership plans or any stock option, stock ownership or bonus plans;

(c)

any merger or acquisition transactions effected by the Issuer; or

(d)

in connection with an investment in the Issuer by an industry or strategic investor;

13.3

The Issuer shall provide Canaccord with a copy of all press releases to be issued by the Issuer concerning the Offering prior to the issuance thereof, and shall give Canaccord an opportunity, where practicable, to provide comments on any such press release. Notwithstanding the foregoing, nothing contained in this section shall prevent the Issuer from issuing a press release forthwith in the event that it is necessary in order to comply with securities laws or the rules or policies of the Exchange.

14.

EXPENSES OF AGENTS

14.1

The Issuer will pay all of the expenses of the Offering and all the expenses reasonably incurred by the Agents in connection with the Offering including, without limitation, the fees and expenses of the solicitors for the Agents (such fees of Agents’ counsel not to exceed a maximum of $100,000 not including taxes and disbursements).

14.2

The Issuer will pay the expenses referred to in the previous Subsection even if the Prospectus and this Agreement are not accepted by the Regulatory Authorities or the transactions contemplated by this Agreement are not completed or this Agreement is terminated, unless the failure of acceptance or completion or the termination is the result of a breach of this Agreement by the Agents.

14.3

The Agents may, from time to time, render accounts to the Issuer for its expenses for payment on the dates set out in the accounts.

14.4

The Issuer authorizes the Agents to deduct its reasonable expenses in connection with the Offering from the proceeds of the Offering, including expenses for which an account has not yet been rendered to the Issuer.

15.

INDEMNITY

15.1

The Issuer will indemnify the Agents, their affiliates and each of the Agents’ agents, directors, officers and employees (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) and save them harmless against all losses, claims, damages or liabilities resulting from, attributable to or in connection with the carrying out by the Agents of their obligations under or in connection with this Agreement and all losses, claims, damages or liabilities:

(a)

existing (or alleged to exist) by reason of untrue statements contained in the Prospectus or other written or oral representation made by the Issuer to an investor in connection with the Offering or by reason of the omission to state any fact necessary to make such statements or representations not misleading (except for information and statements referring solely to the Agents);

(b)

arising directly or indirectly out of any order made or enquiry, investigation or proceeding, whether formal or informal, commenced, announced or threatened by any securities regulatory authority or any other competent authority based upon any untrue statement or omission or alleged untrue statement or alleged omission or any misrepresentation or alleged misrepresentation (except a statement, omission or misrepresentation or alleged statement, omission or misrepresentation relating solely to either Agent and provided or not provided by the Agent, as the case may be);

(c)

resulting from the failure by the Issuer to file an amendment to the Prospectus as required by this Agreement;

(d)

resulting from the breach by the Issuer of any of the terms of this Agreement;

(e)

resulting from any representation or warranty made by the Issuer herein not being true or ceasing to be true;

(f)

if the Issuer fails to issue and deliver the certificates representing the Securities in the form and denominations satisfactory to the Agents at the time and place required by the Agents with the result that any completion of a sale of the Securities does not take place;

(g)

if, following the completion of a sale of any of the Securities, a determination is made by any competent authority setting aside the sale unless that determination arises out of an act or omission by the Agents; or

(h)

the non-compliance or alleged non-compliance by the Issuer with any Canadian Securities Law or any other applicable securities law in connection with the Offering and the transactions contemplated by this Agreement.

15.2

If any action or claim is brought against an Indemnified Party in respect of which indemnity may be sought from the Issuer pursuant to this Agreement, the Indemnified Party will promptly notify the Issuer in writing.

15.3

The Issuer will assume the defence of the action or claim, including the employment of counsel and the payment of all expenses.

15.4

The Indemnified Party will have the right to employ separate counsel, and the Issuer will pay the reasonable fees and expenses of such counsel.

15.5

The indemnity provided for in this Section will not be limited or otherwise affected by any other indemnity obtained by the Indemnified Party from any other person in respect of any matters specified in this Agreement and will continue in full force and effect until all possible liability of the Indemnified Party arising out of the transactions contemplated by this Agreement has been extinguished by the operation of law.

15.6

If indemnification under this Agreement is found in a final judgment (not subject to further appeal) by a court of competent jurisdiction not to be available for reason of public policy, the Issuer and the Indemnified Parties will contribute to the losses, claims, damages, liabilities or expenses (or actions in respect thereof) for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to and fault of the Issuer, on the one hand, and the Indemnified Parties on the other hand, in connection with the matter giving rise to such losses, claims, damages, liabilities or expenses (or actions in respect thereof).  No person found liable for a fraudulent misrepresentation will be entitled to contribution from any person who is not found liable for such fraudulent misrepresentation.

15.7

The Issuer will make no claim for, and waives irrevocably any right by statute or common law to contribution against any Indemnified Party in the event an action is brought against the Issuer as a result of any of the events described in Subsection 15.1 hereof.

15.8

To the extent that any Indemnified Party is not a party to this Agreement, the Agents will obtain and hold the right and benefit of this Section in trust for and on behalf of such Indemnified Party.

16.

ASSIGNMENT AND SELLING GROUP PARTICIPATION

16.1

The Agents will not assign this Agreement or any of its rights under this Agreement or, with respect to the Securities, enter into any agreement in the nature of an option or a sub-option unless and until, for each intended transaction, the Agents have obtained the consent of the Issuer and notice has been given to and accepted by the Regulatory Authorities.

16.2

The Agents may offer selling group participation in the normal course of the brokerage business to selling groups of other licensed dealers, brokers and investments dealers, who may or who may not be offered part of the Agents’ Fee to be received by the Agents pursuant to this Agreement.

17.

NOTICE

17.1

Any notice under this Agreement will be given in writing and must be delivered, sent by facsimile transmission or mailed by prepaid post and addressed to the party to which notice is to be given at the address indicated above, or at another address designated by such party in writing.

17.2

If notice is sent by facsimile transmission or is delivered, it will be deemed to have been given at the time of transmission or delivery.

17.3

If notice is mailed, it will be deemed to have been received 48 hours following the date of mailing of the notice.

17.4

If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by facsimile transmission or will be delivered.

18.

TIME

Time is of the essence of this Agreement and will be calculated in accordance with the provisions of the Interpretation Act (British Columbia).

19.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations, warranties, obligations and agreements contained in this Agreement and in any certificate delivered pursuant to this Agreement or in connection with the offer and sale of the Units shall survive the offer and sale of the Units and shall continue in full force and effect unaffected by any subsequent disposition of the Units by the Agents or a Purchaser or the termination of the Agents’ obligations and shall not be limited or prejudiced by any investigation made by or on behalf of the Agents in connection with the preparation of the Prospectus, any other documents relating to the Offering or the distribution of the Units.

20.

AUTHORITY TO CANACCORD

The Issuer shall be entitled to and shall act on any notice, waiver, extension or other communication given by or on behalf of the Agents by Canaccord, which has authority to bind the Agents with respect of all matters covered by this Agreement insofar as such matters relate to the Agents.

21.

LANGUAGE

Wherever a singular or masculine expression is used in this Agreement, that expression is deemed to include the plural, feminine or the body corporate where required by the context.

22.

ENUREMENT

This Agreement enures to the benefit of and is binding on the parties to this Agreement and their successors and permitted assigns.

23.

HEADINGS

The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

24.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and supersedes any other previous agreement between the parties with respect to the Offering and there are no other terms, conditions, representations or warranties whether express, implied, oral or written by the Issuer or the Agents.

25.

COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the reference date given above.

26.

LAW

This Agreement and its application and interpretation will be governed exclusively by the laws prevailing in British Columbia.  The parties to this Agreement consent to the jurisdiction of the courts of British Columbia, which courts shall have exclusive jurisdiction over any dispute of any kind arising out of or in connection with this Agreement.

This document was executed and delivered as of the date given above.

MIGENIX INC.
Per:
Authorized Signatory
Per:
Authorized Signatory

CANACCORD CAPITAL CORPORATION
Per:
Name:
Title:

DUNDEE SECURITIES CORPORATION
Per:
Name:
Title:

OCTAGON CAPITAL CORPORATION
Per:
Name:
Title:

PACIFIC INTERNATIONAL SECURITIES INC.
Per:
Name:
Title:

ORION SECURITIES INC.
Per:
Name:
Title:

APPENDIX I

AGENT’S CERTIFICATE

In connection with the private placement in the United States of Units of MIGENIX Inc. (the “Issuer”) pursuant to the Agency Agreement dated for reference May 18, 2005, among the Issuer and the Agents named therein (the “Agency Agreement”), the undersigned Agent and ____________________, as the U.S. Affiliate, do hereby certify as follows:

1.

the Units have been offered and sold in the United States or to or for the benefit or account of U.S. Persons only through the U.S. Affiliate, which was on the dates of such offers and sales, and is on the date hereof, a duly registered broker or dealer pursuant to Section 15(b) of the 1934 Act and under the securities laws of each state in which such offers and sales were made (unless exempted from the respective state’s broker-dealer registration requirements) and was and is a member in good standing with the National Association of Securities Dealers, Inc;

2.

all offers and sales of Units in the United States or to or for the benefit or account of U.S. Persons have been effected through the U.S. Affiliate in accordance with all applicable federal and states laws and regulations governing the registration and conduct of securities brokers and dealers;

3.

each offeree that was in the United States or for the benefit or account of a U.S. Person was provided with a copy of the U.S. Placement Memorandum, including the form of subscription agreement approved by the Issuer and the Agents (together, the “Subscription Agreement”), relating to the offering of the Units in the United States and no other written material was used in connection with offer or sale of the Units in the United States;

4.

immediately prior to transmitting the Subscription Agreement to such offerees, we had reasonable grounds to believe and did believe that each such offeree was a U.S. Accredited Investor and, on the date hereof, we have reasonable grounds to believe and do believe that each person in the United States and each U.S. Person that we have arranged to purchase Units from the Issuer is a U.S. Accredited Investor;

5.

no form of general solicitation or general advertising (as those terms are used in Regulation D) was used by us, including any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Units in the United States or to U.S. Persons;

6.

the offering of the Securities has been conducted in accordance with the terms of the Agency Agreement; and

7.

prior to any sale of Units in the United States or to or for the benefit or account of a U.S. Person we caused the purchaser to execute a Subscription Agreement.

Terms used in this certificate have the meanings given to them in the Agency Agreement unless otherwise defined herein.

Dated this ________ day of May, 2005.

[NAME OF AGENT]
By:
Name:
Title:

[U.S. AFFILIATE]
By:
Name:
Title: